Exhibit 10.9

November 16, 2022

Dear Ray:

It is our great pleasure to offer you the position of Executive Vice President – Stores on the DICK’S Sporting Goods team. At DICK’S we continually search for the finest candidates who share our passion for sports and our belief that sports make people better. Like the most successful athletes, our teammates are driven, skilled, passionate and committed, and we believe you are someone who exhibits these same valuable traits, both personally and professionally.

This offer is subject to the approval of the Company’s Compensation Committee of The Board of Directors and any promise to recommend such approval is not a promise of employment or of the compensation set forth herein and is not intended to create any obligation on the part of the Company.

The major provisions of your offer are as follows:

Position: Your position is Executive Vice President – Stores. This position is based in our Customer Support Center, and you will report to Lauren Hobart. We look forward to having you begin employment on a date to be determined upon acceptance.

Base Pay: Your annual salary will be $675,000.00 paid bi-weekly. Your next opportunity for an annual increase will be in the Spring of 2024.

Annual Incentive: Your target incentive award is 75% of your eligible earnings. The award can range from 0% to 150% of eligible earnings, based on company performance. Your next opportunity for an incentive award will be in the Spring of 2024 based on fiscal year 2023 DICK’S total company results and your incentive eligible earnings during the fiscal year.

Annual Equity: Your target equity award is $900,000 and will consist of both restricted stock and performance shares. The mix between restricted stock and performance shares will be determined annually, prior to the annual grant cycle in April, and may fluctuate based on company strategic initiatives and performance. In 2022, awards consisted of 70% restricted stock and 30% performance shares. Each year the Board of Directors determines the amount of equity granted to each eligible teammate; your grant may vary from this target amount based on performance and career trajectory.
Your next opportunity to receive an annual grant will be in April 2023.

Sign-on Bonus: You will receive a one-time cash bonus of $500,000 to be paid with your first paycheck. All applicable federal, state and local taxes will be withheld from this payment.

Sign-on Equity: You will receive a sign-on equity grant valued at $1,250,000 consisting of a restricted stock grant that will vest one-third annually over a three-year period. The closing price of DICK’S stock on the 3rd of the month following your start date will be used to determine the number of shares that will be granted to you (grant $ value / closing DKS price = number of shares granted). If the 3rd of the month is not a market trading day, the closing DICK’S stock price on the last trading day prior to the 3rd of the month will be used.

Long-Term Incentive Plan: You are eligible to participate in our DICK’S Sporting Goods long-term incentive plan (LTIP). The LTIP program periodically provides senior executives with performance shares that may be earned based on performance against pre-determined goals. The next LTIP award is expected to be granted in early 2023. Your target award level is $1,250,000 and can range from no payout to 2x the number of target shares based on performance. Additional details will be provided closer to the grant date.

Relocation: You are eligible to participate in our relocation program. A copy of the relocation policy is enclosed.

Commuting Expenses: DICK’S will cover the cost of a temporary apartment and economy flights to/from Pittsburgh for twelve months after your start date. The temporary apartment will be direct billed, and your flights will be booked via our travel system and expensed on your corporate credit card.

Health & Welfare Benefits: As a full-time salaried teammate, after 30 days of continuous full-time service, you are eligible to participate in the full range of benefits, including medical, prescription, vision, dental, life and disability insurances, as well as retirement plans. Additional information on the benefit plans can be found at www.benefityourliferesources.com.

Paid Time Off: Our current vacation policy for executives offers untracked vacation days provided that your job performance remains acceptable. In addition, the Customer Support Center observes eight paid holidays.

Non-Qualified Deferred Compensation: You may defer up to 25% of your base salary and up to 100% of your annual bonus. DICK’s makes a yearly matching contribution of 20% of your annual deferrals up to a maximum match of $200,000.

Terms: This offer is contingent upon satisfactory background and reference checks. You will receive a separate email with a link directing you to our background screening process. DICK’S is an at-will employer, which means that either you or DICK’S are free to end the employment relationship at any time, with or without notice or cause. All compensation and benefit plans are governed by their respective plan documents.

In addition, the following documents are enclosed and need to be executed prior to your start date. Please review, sign and forward to my attention.

•Non-Compete Agreement
•Sign-On Bonus Agreement
•Relocation Agreement

On your first day of employment, you will be required to provide documentation indicating that you are legally eligible for employment in the United States. If you decide to accept our offer, please bring the appropriate identification with you on your first day of employment.

We hope that you’ll accept our offer of employment by signing and returning this letter to me.

Once again, we’d like to congratulate you on your offer. Please contact me at contact me at 313-348- 4591 with any questions or if I can be of any help to you between now and your first day of employment. We look forward to welcoming you to the DICK’S team and building a future of success together.

Sincerely,

Julie Lodge-Jarrett Chief People Officer

I accept the above offer of employment:

/s/ Raymond Sliva	11/20/2022
Signature	Date